EXHIBIT 99.1

For Immediate Release

Contact:
Kenneth A. Wilman, Jr., President and Chief Executive Officer
(603) 332-2610


          PROFILE BANCORP, INC. ANNOUNCES TERMINATION OF MUTUAL HOLDING
               COMPANY REORGANIZATION AND MINORITY STOCK OFFERING


JANUARY 18, 2008, Rochester, New Hampshire - Profile Bancorp, Inc. (the "Company"), the proposed holding company for Profile Bank, FSB, today announced the termination of its mutual holding company reorganization and minority stock offering. The Company had previously extended the community offering to January 21, 2008. Subscriptions received to date are not sufficient to reach the minimum of the offering range and will be returned with interest, as provided in the prospectus dated November 9, 2007, to the subscribers of the Company's common stock.

Kenneth A. Wilman, Jr., President and Chief Executive Officer of the Company, said, "Market conditions for bank and thrift stocks have changed significantly since we began the stock offering process seven months ago. Taking into consideration many factors, the Board of Directors has determined not to continue its stock offering at this time. We believe that it is in the best interests of the members of Profile Bank, FSB to terminate the mutual holding company reorganization and minority stock offering and reassess our strategic options in the future when market conditions for such transactions improve. We greatly appreciate the support we did receive from our customers and depositors that submitted subscriptions."

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This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering and the number of shares expected to be ordered in the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Profile Bank, FSB and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.